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                                                                   Exhibit 10(t)

                                TRW SUPPLEMENTARY
                             RETIREMENT INCOME PLAN

                              Amended and Restated

                            Effective January 1, 1999


1. PURPOSE. The purpose of the TRW Supplementary Retirement Income Plan (SRIP), as amended and restated effective August 1, 1996, is to provide supplemental retirement and death benefits to those:

         (i) employees, including officers, of TRW Inc. and its subsidiaries ("TRW") whose benefits under the qualified defined benefit pension plans maintained by such entities ("d.b. plans") shall have been limited by virtue of Section 415 of the Internal Revenue Code of 1986 ("Code");

         (ii) management and highly-compensated employees of TRW whose benefits under the d.b. plans are limited by Code Section 401(a)(17);

         (iii) management and highly-compensated employees of TRW whose compensation otherwise included as pensionable earnings received by such individual within the meaning of the d.b. plan could not be so included because such compensation was deferred in accordance with the provisions of the TRW Inc. Deferred Compensation Plan ("DC Plan"); and

         (iv) management and highly-compensated employees of TRW whose compensation otherwise included as "Earnings" under the d.b. plan and service otherwise included as Benefit Service under the d.b. plan would not be so included because of a determination by TRW that such inclusion could violate the regulations under Code Section 401(a)(4).

The SRIP is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act ("ERISA") and is designed to provide benefits which mirror the provisions of the applicable d.b. plan but cannot be paid from the d.b. plan because of certain Code limitations.

2. ELIGIBILITY. Employees of TRW covered by a d.b. plan and not otherwise covered by the BDM International, Inc. Defined Contribution Supplemental Executive Retirement Plan (the "BDM DC SERP") whose base pay and bonus paid in any year (or deferred pursuant to the DC Plan) exceed the limitations of Code
Section 401(a)(17) shall automatically be covered under the SRIP. All d.b. plan participants not otherwise covered by the BDM DC SERP who are eligible to receive benefits from a d.b. plan shall automatically receive a benefit from the SRIP if their benefit cannot be fully provided under the d.b. plan because of the limits under Code Section 415.



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3. BENEFITS. The amount of the benefit payable under the SRIP shall be equal to the amount which would be payable to or in respect of a participant under the d.b. plan if the limitations identified in Section 1 above were inapplicable, less the amount of the benefit payable under the d.b. plan, taking into account such limitations. The amount of benefit payable under the SRIP to a participant shall also be reduced to the extent that any other nonqualified plan established by TRW pays benefits to the participant that are attributable to limits imposed upon d.b. plans other than those identified in Section 1 above. The benefit payable under the SRIP for those participants who were participants in The BDM Corporation Supplemental Executive Retirement Plan which was merged into the SRIP (the "BDM SERP") on the close of business on December 31, 1998 (the "Merger Effective Date") will not be less than the benefit which had accrued under the BDM SERP as of the Merger Effective Date for such participants. Schedule A attached hereto sets forth the relevant provisions of the BDM SERP necessary to calculate such accrued benefits.

4.       PAYMENT OF BENEFITS.

         a. No benefit is payable from the SRIP, even if the participant has terminated his/her employment, unless a participant has five years of vesting service as defined under the d.b. plan and has attained age fifty-five, provided, however, a benefit will be payable from the SRIP prior to a participant's attainment of age fifty-five if the participant terminates his or her employment in connection with a special voluntary early retirement program offered under the d.b. plan, the terms of which provide for eligibility prior to age fifty-five.

         b. If a participant who has five or more years of vesting service dies before his/her benefit commencement date under the d.b. plan, the SRIP benefit shall be paid in the same form and shall commence at the same time as a pre-retirement survivor benefit under the d.b. plan.

         c. Except as provided in paragraph g., any participant in the d.b. plan and the SRIP who is entitled to a vested or deferred vested pension under such d.b. plan shall have his SRIP benefit (i) commence at the same time as his benefit commencement date under the d.b. plan and (ii) paid in the same form and with the same designated joint annuitant, if any, as his form of payment under the d.b. plan unless otherwise provided under the terms of any Qualified Domestic Relations Order applicable to said participant or unless otherwise determined by the Committee in its sole discretion.

         d. Except as provided above or in paragraph g., payment of benefits under the SRIP shall be made commencing with the January following the date the participant becomes eligible, having terminated his employment with TRW, for benefits under the d.b. plan; provided, however, that if the participant's termination of employment is the result of a divestiture of the TRW unit or operation where the participant worked prior to termination of employment and the participant obtains employment with the entity that acquired such unit or operations, then the SRIP benefit shall not be payable until such participant is eligible for and receives (or commences to receive) his d.b. plan benefit (even if the SRIP benefit is less than $5,000).



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         e. Except as provided above and in paragraph g., the automatic form of benefit payable under the Plan shall be, for an unmarried participant, a single life annuity, and, for a married participant, a 50% joint and survivor annuity, with the participant's eligible spouse being the survivor annuitant. Notwithstanding the above, the participant may petition the Directors or the Committee at any time at least two months prior to termination of employment to change such form of payment into a single sum or annual installments from two to ten years, or any other payment form approved by the Directors or the Committee in their or its discretion. If annual installment payments are elected, interest, if any, on such installments shall be determined by the Actuary, subject to approval by TRW.

         f. Upon approval by the Directors/Committee, any election of a form of payment or benefit commencement date other than the automatic form and commencement date shall be irrevocable.

         g. If the present value of a participant's interest in the SRIP, determined as of the later of the participant's age 55 or termination of employment, is less than an amount which, if converted to a single sum equals $5,000, the benefit shall be paid out in a single sum, either at the same time as his benefit commencement date under the d.b. plan or at another date as determined by the Directors of the Committee in their or its sole discretion.

         h. Payments to be made pursuant to the SRIP shall be made by TRW, with any appropriate reimbursement being made by subsidiaries of TRW. The SRIP shall be unfunded, and TRW shall not be required to establish any special or separate fund nor to make any other segregation of assets in order to assure the payment of any amounts under the SRIP. Participants of the SRIP shall have the status of general unsecured creditors of TRW and the SRIP constitutes a mere promise by TRW to make benefit payments in the future.

5. NON-ALIENATION OF BENEFITS. Neither a participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, in advance of actual receipt, any SRIP benefit. Any such attempted assignment or transfer shall be ineffective; TRW's sole obligation under the SRIP shall be to pay benefits to the participant, his beneficiary or his estate, as appropriate. No part of any SRIP benefit shall, prior to actual payment, be subject to the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person; nor shall any SRIP benefit be transferable by operation of law in the event of a participant's or any other person's bankruptcy or insolvency, except as required or permitted by law.

6. DIRECTORS/COMMITTEE. For purposes of the SRIP, the term "Directors" shall mean the Compensation and Stock Option Committee of the Directors of TRW Inc. with respect to the approval of benefits of any participant who is, or ever was, either a Director of TRW, a member of the Chief Executive Office, or a member of the Management Committee. With respect to the approval of benefits of other participants, the term "Committee" shall refer to an Administrative Committee consisting of those three employees of TRW Inc. who occupy the most senior positions in the Company Staff Finance, Human Resources, and Law Departments. The Committee or its delegate shall interpret the provisions of the SRIP and determine the rights and status of participants and beneficiaries hereunder and handle the general administration of the SRIP. Such interpretations and determinations shall be final and conclusive as to all interested persons.



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7. CLAIMS PROCEDURE. If a claim for a SRIP benefit is denied, in whole or in part, a written notice of denial provided to the participant shall state the reasons for denial, a description of any additional material or information required; and an explanation of the claim review procedure. Any person whose claim, upon his written request for review, is again denied may make a second request for review. A decision on such second request shall normally be made within sixty days.

8. AMENDMENT AND TERMINATION. Nothing herein shall be construed to constitute a contract between TRW and the participants to continue the SRIP. The Directors may terminate the SRIP at any time and may at any time and from time to time amend any or all of its provisions.

9. MISCELLANEOUS.

         a. As used herein, the masculine gender shall include the feminine gender. To the extent that any term is not defined under the SRIP, it shall have the same meaning as defined in the d.b. plan.

         b. Employment rights with TRW shall not be enlarged or affected by the existence of the SRIP.

         c. In case any provision of the SRIP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions.

         d. The SRIP shall be governed by the laws of the State of Ohio to the extent not preempted by ERISA.



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